Vicor Corporation
Brick Business Unit and Corporate Support Functions
Incentive Compensation Plan

Purpose of the Plan:

Vicor has established this Incentive Compensation Plan for its Brick Business Unit employees and Finance, IS&T and Human Resources Support Function employees (“the Plan”) to achieve the following purposes:

•	Drive agreed upon business goals and objectives in order to surpass the competition in achieving desired results.

•	Attract and retain top level, high caliber employees.

•	Reward demonstrated, measurable performance.

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To ensure equitable distribution of compensation dollars and/or equity, in the form of stock options, through consistent management pay practices that preserve internal pay equity and external market competitiveness.

Approval of the Plan:

Each year the Compensation Committee of Vicor’s Board of Directors will consider for approval an Incentive Compensation Plan. Once approved, each employee eligible to participate in the Plan will receive an individual communication that specifically sets forth all relevant information.

Approval will be based on the following and appropriate additional criteria:

•	The Plan year will run from January 1 through December 31.

•	The General Manager of the Brick Business Unit will present a business plan outlining the financial goals and objectives for the Plan year.

•	The Human Resources Department will provide internal and external compensation information and other recommendations, such as eligibility requirements, performance data, target awards, etc.

Eligibility:

In order to be a participant in the Plan, an employee must:

•	Be an Executive Officer; or

•	Otherwise be an employee at an E 11 level or above.

•	Be a full time, regular employee working at least 40 hours per week for at least six (6) months during the Plan year.

•	Not be eligible to participate in other incentive compensation plans, such as the Sales Incentive Plan, Product Marketing Incentive Plan and other such programs.

•	At the discretion of Senior Management, support function employees may participate in more than one plan on a pro-rated basis.

Award Calculation and Payout:

Cash and stock option awards will generally be calculated as a percentage of the employee’s base salary (not including overtime or shift differential). All cash awards are taxable and will be paid through Payroll on or about March 1 following the end of the Plan year and completion of the year end audit performed by the Company’s independent registered public accounting firm. Stock options will be granted on or before the same day as the cash award is paid. All cash and stock awards shall be subject to approval by the Compensation Committee. In order to receive an award under the Plan, an employee must be actively employed at the time of award payout.

Partial awards may be paid for the following special circumstances:

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Employees who transfer in/out of the business unit or become eligible for other incentive compensation during the Plan year will have their participation in the Plan reviewed at the time of the transfer.

•	Awards will be pro-rated based on time actually worked during the Plan year (i.e. new hires, employees on leave of absence, etc.).

•	In the event of an employee’s death, cash awards will be pro-rated and paid to the employee’s estate.

•	Employees who retire during the Plan year and meet the eligibility requirements will receive a pro-rated cash award.

Measurement Criteria:

•	Measurement criteria will be established annually, as a percentage of pre- tax income above a level established each year to be set aside to fund the bonus pool.

•	Individual goals and objectives outlined in the employee’s performance appraisal must have satisfactorily been accomplished.

•	If the Company’s financial measures are not met, no award will be paid out to employees even if they have met their individual goals and objectives.

Other Terms and Conditions:

It is impossible to predict every circumstance that might arise in relation to the Plan, but Vicor reserves all its rights to change, amend, suspend, terminate or take any other action it deems appropriate in its sole discretion at any time. The Plan does not, in any way, change the “at will” employment relationship between Vicor and its employees and does not create any guarantee of employment for any employee. Any disputes or controversies regarding the Plan will be decided first by independent senior management and, if necessary, by the Compensation Committee of Vicor’s Board of Directors.